                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                     FORM 8K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 30, 2001
                                                          --------------


                           ACCLAIM ENTERTAINMENT, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)


                   Delaware                                0-16986                        38-2698904
                   --------                                -------                        ----------
(State or other jurisdiction of incorporation)      (Commission File No.)      (IRS Employer Identification No.)


               One Acclaim Plaza
              Glen Cove, New York                                                         11542-2709
              -------------------                                                         ----------

   (Address of Principal Executive Offices)                                               (Zip Code)


       Registrant's telephone number, including area code: (516) 656-5000



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ITEM 5.  OTHER EVENTS

In March and April 2001, Acclaim Entertainment, Inc. (the "Company") negotiated the repurchase of a total of $13,895,000 in principal amount of its 10% Subordinated Convertible Notes (the "Notes") for an aggregate discounted purchase price of approximately $6,751,000. In connection with the transactions, the Company sold 3,147,000 shares of its common stock to the Note holders for $3,934,000 based on a purchase price of $1.25 per share. The $6,751,000 discounted purchase price of the Notes includes $754,000 reflecting the excess of the fair value of the common stock at issuance over the price paid by the Note holders, plus $5,997,000 of cash paid by the Company (including the proceeds of the stock sale). As a result of the Note repurchase the Company expects to report an extraordinary gain on the early retirement of the Notes in the third quarter of approximately $7,144,000 net of taxes or approximately $0.12 per fully diluted share. Additionally, the Note repurchase will reduce the Company's interest expense for the balance of fiscal 2001 by approximately $700,000 or $0.01 per fully diluted share. The Company may be required to issue additional shares of common stock to the Note holders in certain circumstances, including, if, the SEC does not timely declare effective the registration statement to be filed by the Company covering the resale by the Note holders of such common stock.















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                                   Signatures



     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          ACCLAIM ENTERTAINMENT, INC.


                                          By:  /s/ Gerard F. Agoglia
                                              --------------------------------
                                          Name:  Gerard F. Agoglia
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

Date:  April 13, 2001



















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